Sub-Item 77D: Policies with Respect to Security Investments

During the reporting period, the Goldman Sachs Multi-Manager Alternatives Fund began investing up to 25% of its total assets in shares of a wholly-owned subsidiary organized as a company under the laws of the Cayman Islands.
The policies of the Goldman Sachs Multi-Manager Alternatives Fund with respect to investments in the Subsidiary are described in the Funds Prospectus, filed pursuant to Rule 497 under the Securities Act of 1933 with the Securities and Exchange Commission on October 8, 2015 (Accession No. 0001193125-15-340452), which is incorporated herein by reference.